Exhibit 99.1

Hawthorn Bancshares Reports Results for the Fourth Quarter and the
Year Ended December 31, 2024
Jefferson City, MO — January 22, 2025 — Hawthorn Bancshares, Inc. (NASDAQ: HWBK), (the “Company”), the holding company for Hawthorn Bank, reported fourth quarter 2024 net income of $4.6 million, or earnings per diluted share of $0.66, and net income of $18.3 million, or earnings per diluted share ("EPS") of $2.61, for the year ended December 31, 2024.
Fourth Quarter 2024 Results
•Net income of $4.6 million, or $0.66 per diluted share
•Net interest margin, fully taxable equivalent ("FTE"), improved in the fourth quarter of 2024 to 3.55% compared to 3.36% for the third quarter 2024 (the "prior quarter")
•Return on average assets and equity of 1.00% and 12.49%, respectively
•Investments increased $14.8 million, or 7.1%, compared to the prior quarter
•Deposits increased $29.7 million, or 2.0%, compared to the prior quarter
2024 Results
•Net income of $18.3 million, or $2.61 per diluted share, for 2024 improved $17.3 million, or $2.47 per diluted share, from the prior year 2023 (the "prior year")
•Net interest margin (FTE) of 3.41%
•Return on average assets and equity of 1.00% and 13.04%, respectively
•Investments increased $28.8 million, or 14.7%, compared to the prior year
•Loans decreased $73.0 million, or 4.7%, compared to the prior year
•Deposits decreased $37.7 million, or 2.4%, compared to the prior year
•Remained well capitalized with total risk-based capital of 14.79%
•Credit quality remained strong with non-performing loans to total loans of 0.19% improving from 0.42% in the prior year
•Book Value per share increased $2.03 to 21.36, or 11%, compared to the prior year
•Non-interest expenses decreased 5.4% compared to the prior year

Brent Giles, Chief Executive Officer of Hawthorn Bancshares, Inc. commented, “We are pleased with our fourth quarter and full-year results as they reflect our commitment to improving core operational efficiency and income. Additionally, we received approval to open a banking center location in Overland Park, Kansas in February 2025. Internally, we have been focused on creating synergies in our operations and building a foundation upon which we can grow. We believe that we made significant strides in addressing these strategic needs in 2024."

FINANCIAL SUMMARY
(unaudited)
$000, except per share data

	December 31,	September 30,	December 31
Balance sheet information:	2024	2024	2023
Total assets	$1,825,185	$1,809,769	$1,875,350
Loans held for investment	1,466,160	1,466,751	1,539,147
Investment securities	223,801	209,019	195,042
Deposits	1,533,182	1,503,504	1,570,844
Total stockholders’ equity	$149,547	$146,474	$136,085

Market and per share data:
Book value per share	$21.36	$20.91	$19.33
Market price per share	$28.35	$25.03	$25.37
Diluted earnings per share (YTD)	$2.61	$1.95	$0.14
Diluted earnings (loss) per share (QTR)	$0.66	$0.66	$(1.05)
Financial Results for the Quarter and the Year Ended December 31, 2024
Earnings
Net income for 2024 was $18.3 million, or $2.61 per diluted share, compared to net income of $1.0 million, or $0.14 per diluted share, for the prior year.

Net income was consistent at $4.6 million, or $0.66 per diluted share, for both the fourth quarter 2024 and the prior quarter, and increased $12.0 million, or 161.8%, from the fourth quarter 2023 (the "prior year quarter"). Diluted earnings per share was $0.66 for the fourth quarter 2024 compared to a diluted loss per share of $(1.05) for the prior year quarter.
Net interest income
Net interest income for 2024 was $58.6 million and net interest margin was 3.41%, on an FTE basis, compared to net interest income of $59.1 million and net interest margin of 3.29%, on an FTE basis, for the prior year.

Net interest income of $15.3 million for the fourth quarter of 2024, increased $1.0 million from the prior quarter, and decreased $0.5 million from the prior year quarter. Interest income decreased $1.3 million in the current quarter compared to the prior year quarter, driven primarily by lower average interest earning assets, while interest expense decreased $0.8 million compared to the prior year quarter. Net interest margin, on an FTE basis, was 3.55% for the fourth quarter, compared to 3.36% for the prior quarter, and 3.48% for the prior year quarter.
The yield earned on average loans held for investment was 5.86%, on an FTE basis, for the fourth quarter 2024, compared to 5.83% for the prior quarter and 5.93% for the prior year quarter.
The average cost of deposits was 2.49% for the fourth quarter 2024, compared to 2.74% for the prior quarter and 2.58% for the prior year quarter. Non-interest bearing demand deposits as a percent of total deposits was 25.1% as of December 31, 2024, compared to 26.0% and 25.6% at September 30, 2024 and December 31, 2023, respectively.

Non-interest Income
Total non-interest income for 2024 was $14.3 million, an increase of $6.8 million, or 90.0%, from $7.5 million for 2023. This increase was primarily due to the recognition of a $4.7 million valuation write-down on other real estate owned properties in 2023.
Total non-interest income for the fourth quarter of 2024 was $3.5 million, a decrease of $0.3 million, or 6.9%, from the prior quarter, and an increase of $1.4 million, or 63.7%, from the prior year quarter. The increase in the current quarter compared to the prior year quarter was primarily due to a $1.1 million mortgage servicing rights valuation adjustment recorded in the fourth quarter of 2023. An increase in earnings on bank-owned life insurance during the current quarter also contributed to this increase.
Non-interest Expense
Non-interest expense for 2024 was $49.5 million, a decrease of $2.8 million, or 5.4%, from $52.4 million in the prior year.
Non-interest expense for the fourth quarter of 2024 was $12.9 million, an increase of $0.9 million, or 7.7%, from the prior quarter, and a decrease of $1.7 million, or 11.4%, from the prior year quarter. Compared to the prior year quarter, salaries and benefits decreased $1.4 million due primarily to the reduction in full-time employees related to the restructuring of the residential mortgage loan group.

The fourth quarter efficiency ratio was 68.5% compared to 66.2% and 81.1% for the prior quarter and prior year quarter, respectively.
Loans
Loans held for investment decreased by $0.6 million, or 0.04%, to $1.5 billion as of December 31, 2024 compared to September 30, 2024 and decreased by $73.0 million, or 4.7%, from December 31, 2023.
Investments
Investments increased by $14.8 million, or 7.1%, to $223.8 million as of December 31, 2024 compared to September 30, 2024 and increased by $28.8 million, or 14.7%, from December 31, 2023.
Asset Quality
Non-performing assets to total loans was 0.29% at December 31, 2024, compared to 0.58% and 0.53% at September 30, 2024 and December 31, 2023, respectively. Non-performing assets totaled $4.2 million at December 31, 2024, compared to $8.5 million and $8.2 million at September 30, 2024 and December 31, 2023, respectively. The decrease in non-performing assets in the current quarter compared to the prior quarter was primarily due to the sale of $3.2 million of other real estate owned.
For 2024, the Company had net loan charge-offs of $2.7 million, or 0.18% of average loans, compared to $0.3 million, or 0.02% of average loans, for 2023. The increase was primarily the result of a charge-off on one commercial relationship.
In the fourth quarter of 2024, the Company had net loan charge-offs of $0.04 million, or 0.00% of average loans, compared to net loan charge-offs of $0.64 million, or 0.04% of average loans, and $0.27 million, or 0.02% of average loans, in the prior quarter and the prior year quarter, respectively.
For 2024, the Company recognized a provision for credit losses on loans and unfunded commitments of $1.0 million compared to a $2.3 million for 2023.
The Company recognized a $0.3 million provision for credit losses on loans and unfunded commitments for the fourth quarter of 2024 compared to $0.5 million and $1.6 million for the prior quarter and the prior year quarter, respectively.

The allowance for credit losses at December 31, 2024 was $22.0 million, or 1.50% of outstanding loans, and 802.48% of non-performing loans. At September 30, 2024, the allowance for credit losses was $21.9 million, or 1.50% of outstanding loans, and 539.52% of non-performing loans. At December 31, 2023, the allowance for credit losses was $23.7 million, or 1.54% of outstanding loans, and 370.25% of non-performing loans. The allowance for credit losses represents management’s best estimate of expected losses inherent in the loan portfolio and is commensurate with risks in the loan portfolio as of December 31, 2024.
Deposits
Total deposits at December 31, 2024 were $1.5 billion, an increase of $29.7 million, or 2.0%, from September 30, 2024, and a decrease of $37.7 million, or 2.4%, from December 31, 2023. The decrease in deposits at the end of the fourth quarter of 2024 as compared to the prior year quarter was primarily a result of a reduction in demand and time deposits.
Capital
The Company maintains its “well capitalized” regulatory capital position. At December 31, 2024, capital ratios were as follows: total risk-based capital to risk-weighted assets 14.79%, tier 1 capital to risk-weighted assets 13.54%, tier 1 leverage 11.46%, and common equity to assets 8.19%.
Pursuant to the Company's 2019 Repurchase Plan, management is given discretion to determine the number and pricing of the shares to be purchased under the plan, as well as the timing of any such purchases. The Company repurchased 56,692 common shares under the repurchase plan during 2024. As of December 31, 2024, $3.9 million remains available for share repurchases pursuant to the plan.
On January 22, 2025, the Company's Board of Directors approved a quarterly cash dividend of $0.19 per common share payable April 1, 2025 to shareholders of record at the close of business on March 15, 2025.
[Tables follow]

FINANCIAL SUMMARY
(unaudited)
$000, except per share data

	Three Months Ended
	December 31,	September 30,	December 31,
Statement of income information:	2024	2024	2023
Total interest income	$23,924	$23,819	$25,220
Total interest expense	8,578	9,492	9,376
Net interest income	15,346	14,327	15,844
Provision for credit losses	300	500	1,550
Non-interest income	3,522	3,783	2,152
Investment securities gains (losses), net	3	8	(11,565)
Non-interest expense	12,921	11,994	14,587
Pre-tax income (loss)	5,650	5,624	(9,706)
Income taxes (benefit)	1,053	1,050	(2,263)
Net income (loss)	$4,597	$4,574	$(7,443)
Earnings (loss) per share:
Basic:	$0.66	$0.66	$(1.05)
Diluted:	$0.66	$0.66	$(1.05)

	For the Years Ended
	December 31,
Statement of income information:	2024	2023
Total interest income	$95,351	$91,968
Total interest expense	36,758	32,826
Net interest income	58,593	59,142
Provision for credit losses	1,027	2,340
Non-interest income	14,320	7,536
Investment securities losses, net	(4)	(11,547)
Non-interest expense	49,524	52,359
Pre-tax income	22,358	432
Income taxes (benefit)	4,102	(524)
Net income	$18,256	$956
Earnings per share:
Basic:	$2.61	$0.14
Diluted:	$2.61	$0.14

FINANCIAL SUMMARY (continued)
(unaudited)
$000, except per share data

	As of or for the three months ended			As of or for the year ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2024	2024	2023	2024	2023
Performance Ratios
Return on average assets	1.00%	1.00%	(1.57)%	1.00%	0.05%
Return on average common equity	12.49%	12.87%	(24.54)%	13.04%	0.76%
Net interest margin (FTE)	3.55%	3.36%	3.48%	3.41%	3.29%
Efficiency ratio	68.48%	66.23%	81.06%	67.92%	78.53%

Asset Quality Ratios
Non-performing loans (a)	$2,747	$4,066	$6,413
Non-performing assets	$4,193	$8,451	$8,157
Net charge-offs	$43	$636	$268	$2,725	$302
Net charge-offs to average loans	—%	0.04%	0.02%	0.18%	0.02%
Allowance for credit losses to total loans	1.50%	1.50%	1.54%
Non-performing loans to total loans	0.19%	0.28%	0.42%
Non-performing assets to loans	0.29%	0.58%	0.53%
Non-performing assets to total assets	0.23%	0.47%	0.43%
Allowance for credit losses on loans to non-performing loans	802.48%	539.52%	370.25%

Capital Ratios
Average stockholders' equity to total assets	8.03%	7.80%	6.38%	7.66%	6.68%
Period-end stockholders' equity to period-end assets	8.19%	8.09%	7.26%
Total risk-based capital ratio	14.79%	14.91%	13.99%
Tier 1 risk-based capital ratio	13.54%	13.66%	12.59%
Common equity Tier 1 capital	10.49%	10.53%	9.73%
Tier 1 leverage ratio	11.46%	11.33%	10.29%
(a)Non-performing loans include loans 90 days past due and accruing and non-accrual loans.

About Hawthorn Bancshares
Hawthorn Bancshares, Inc., a financial-bank holding company headquartered in Jefferson City, Missouri, is the parent company of Hawthorn Bank, which has served families and businesses for more than 150 years. Hawthorn Bank has multiple locations, including in the greater Kansas City metropolitan area, Jefferson City, Columbia, Springfield, and Clinton.
Contact:
Hawthorn Bancshares, Inc.
Brent M. Giles
Chief Executive Officer
TEL: 573.761.6100
www.HawthornBancshares.com
The financial results in this press release reflect preliminary, unaudited results, which are not final until the Company's Annual Report on Form 10-K is filed. Statements made in this press release that suggest Hawthorn Bancshares' or management's intentions, hopes, beliefs, expectations, or predictions of the future include "forward-looking statements" within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, including those relating to the Company's balance sheet repositioning strategy and the anticipated effects thereof. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the Company's quarterly and annual reports filed with the Securities and Exchange Commission. These forward-looking statements are made as of the date of this communication, and the Company disclaims any obligation to update any forward-looking statement or to publicly announce the results of any revisions to any of the forward-looking statements included herein, except as required by law.